UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2009

SPECTRUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

157 Technology Drive, Irvine, CA	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 26, 2009, at the Annual Meeting of Stockholders of Spectrum Pharmaceuticals, Inc. (the “Company”), the Company’s stockholders voted to approve (i) the 2009 Employee Stock Purchase Plan (the “2009 ESPP”), which provides for the purchase of shares of the Company’s common stock (the “Common Stock”) by the Company’s employees with their own cash, and (ii) the 2009 Incentive Award Plan (the “2009 Plan”), which provides for the grant of incentive and nonqualified stock options, restricted stock, restricted stock units, and stock appreciation rights to members of the Company’s Board of Directors (the “Board”), employees and consultants. On June 26, 2009, subsequent to the stockholders’ approval of the 2009 Plan, the Board approved an amendment to the Company’s 2003 Amended and Restated Incentive Award Plan (the “2003 Plan”) to decrease the number of shares available for issuance under the 2003 Plan from a maximum of 15,000,000 shares to 10,000,000 shares. The Company anticipates that all future grants of equity awards will be made under the 2009 Plan and that no additional grants will be made under the 2003 Plan. A copy of the 2003 Plan as amended is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
2009 Employee Stock Purchase Plan
The following description of the 2009 ESPP is qualified in its entirety by reference to the full text of the 2009 ESPP, which was filed as Exhibit 99.1 on Form S-8 filed on June 29, 2009 and incorporated herein by reference.
The Board, or a committee of two or more members of the Board, will administer the 2009 ESPP (the “ESPP Administrator”). The ESPP Administrator has full and exclusive discretionary authority to interpret and apply the terms of the 2009 ESPP, determine the eligibility of prospective participants in the 2009 ESPP, and adjudicate all claims under the ESPP. The ESPP Administrator may amend or terminate the 2009 ESPP at any time. The 2009 ESPP terminates on June 26, 2019, which is the tenth anniversary of the 2009 Plan’s adoption by the Company’s stockholders, unless terminated earlier by the ESPP Administrator.
There are initially 5,000,000 shares of Common Stock available for issuance under the 2009 ESPP. Beginning on January 1, 2010, and each January 1st thereafter, the number of shares of Common Stock available for issuance under the 2009 ESPP shall increase by an amount equal to the lesser of (i) 1,000,000 shares or (ii) an amount determined by the ESPP Administrator. However, in no event shall the number of shares of Common Stock available for future sale under the ESPP exceed 10,000,000 shares, subject to capitalization adjustments occurring due to dividends, splits, dissolution, liquidation, mergers, or changes in control.
The 2009 ESPP provides that there shall be consecutive periods during which an option to purchase Common Stock under the 2009 ESPP may be exercised (“Offering Periods”), each of which will last approximately six months. The first Offering Period shall commence on the first trading day on or after July 1, 2009 and shall terminate on December 31, 2009. Thereafter, the first Offering Period of a given year shall commence on January 1st of that year and shall terminate on June 30th of the same year. The second Offering Period of a given year shall commence on July 1st of each year and shall terminate on December 31st of each year.

Only employees who are employed with the Company or any of its operating subsidiaries on the first day of any given Offering Period (an “Eligible Employee”) are eligible to participate in the 2009 ESPP. The ESPP Administrator may exclude from participation those persons allowed to be excluded pursuant to Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that such exclusions shall apply to all employees who meet the exclusion criteria.
The purchase price per share for which shares of Common Stock will be sold pursuant to the 2009 ESPP is an amount equal the lesser of: (a) 85% of the fair market value of Common Stock on the first day of the Offering Period or (b) 85% of the fair market value of Common Stock on the last day of the Offering Period.
The 2009 ESPP replaces the Company’s 2001 Employee Stock Purchase Program, which was terminated by the Board effective June 26, 2009.
2009 Incentive Award Plan
The following description of the 2009 Plan is qualified in its entirety by reference to the full text of the 2009 Plan, which was filed as Exhibit 99.2 on Form S-8 on June 29, 2009 and is incorporated herein by reference.
The 2009 Plan allows for the issuance of: (i) incentive stock options; (ii) non-qualified stock options; (iii) restricted stock awards; (iv) restricted stock unit awards; and (v) stock appreciation rights.
The Board, or a committee of two or more members of the Board, will administer the 2009 Plan (the “Plan Administrator”). The Plan Administrator has the full authority to establish rules and regulations for the proper administration of the 2009 Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the exercise price and the other terms and conditions of the awards, consistent with the terms of the 2009 Plan. The 2009 Plan terminates on June 26, 2019, which is the tenth anniversary of the 2009 Plan’s adoption by the Company’s stockholders, unless terminated earlier by the Plan Administrator.
There are initially 10,000,000 shares of Common Stock available for issuance under the 2009 Plan. Beginning on January 1, 2010, and each January 1st thereafter, the number of shares of Common Stock available for issuance under the 2009 Plan shall increase by the greater of (i) 2,500,000 and (ii) a number of shares such that the total number of shares of Common Stock available for issuance under the Plan shall equal 30% of the then number of shares of Common Stock issued and outstanding.
The 2009 Plan also contains provisions with respect to payment of purchase price (if any), vesting and expiration of awards, treatment of awards upon a change of control of the Company, adjustments for stock splits, recapitalizations and mergers, transferability of awards and tax withholding requirements.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit Number	Description
10.1	2003 Amended and Restated Incentive Award Plan.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRUM PHARMACEUTICALS, INC.
July 2, 2009	By:	/s/ Shyam Kumaria
Shyam Kumaria
Vice President, Finance

EXHIBIT INDEX

Exhibit Number	Description
10.1	2003 Amended and Restated Incentive Award Plan.

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